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                                   EXHIBIT (9)
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                         OPINION AND CONSENT OF COUNSEL
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                     [PFL Life Insurance Company Letterhead]


April 10, 2000


PFL Life Insurance Company
4333 Edgewood Road N.E.
Cedar Rapids, Iowa  52499-0001

Dear Sir/Madam:

With reference to the Registration Statement on Form N-4 by PFL Life Insurance Company and PFL Life Variable Annuity Account D with the Securities and Exchange Commission covering group and individual variable annuity contracts, I have examined such documents and such law as I considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

1. PFL Life Insurance Company is duly organized and validly existing under the laws of the State of Iowa and has been duly authorized to issue group and individual variable annuity contracts by the Department of Insurance of the State of Iowa.

2. PFL Life Variable Annuity Account D is a duly authorized and existing separate account established pursuant to the provisions of Section 508A.1 of the Iowa Insurance Code.

3. The Access Variable Annuity Contracts, when issued as contemplated by said Form N-4 Registration Statement, will constitute legal, validly issued and binding obligations of PFL Life Insurance Company.

I hereby consent to the filing of this opinion as an exhibit to said N-4 Registration Statement.

Very truly yours,

PFL LIFE INSURANCE COMPANY

/s/ Frank A. Camp

Frank A. Camp
Division General Counsel
Financial Markets Division